As filed with the Securities and Exchange Commission on February 26, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VTEX

(Exact name of registrant as specified in its charter)

The Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Harbour Place, 103 South Church Street

Grand Cayman, KY1-1002

Cayman Islands

(Address of Principal Executive Offices, including zip code)

VTEX 2021 SHARE PLAN

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

+1 (212) 947-7200

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

EXPLANATORY NOTE

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This Registration Statement on Form S-8 is being filed for the purpose of registering a number of Class A common shares, par value $0.0001 per share (“Class A Common Shares”) of VTEX (the “Company” or the “Registrant”) reserved for issuance under the VTEX 2021 Share Plan, as amended and restated on October 30, 2025 (the “2021 Share Plan”). The amount of Class A Common Shares being registered consists of (i) 3,113,883 Class A Common Shares as a result of the operation, for the fiscal year ending December 31, 2025, of the “evergreen” provision of the 2021 Share Plan, which provides that the total number of Class A Common Shares subject to the 2021 Share Plan will be increased on the first day of each fiscal year by an amount equal to 1.8% of our outstanding share capital on December 31, 2025; and (ii) 1,580,278 (“Bonus Share Grant Reserve”) to be reserved for issuance under the 2021 Share Plan in connection with an amendment to the 2021 Share Plan, effective of as October 30, 2025, as described below.

On October 30, 2025, our Board of Directors established an additional separate and independent reserve of Class A Common Shares under the VTEX 2021 Share Plan for awards to be granted pursuant to a new global benefit program to certain eligible employees, consisting of an exchange of cash bonus and/or commissions into equity. Awards granted under the Bonus Share Grant Reserve are subject to the terms and conditions of the 2021 Share Plan, however, the Bonus Share Grant Reserve constitutes a stand-alone share reserve that is separate from and in addition to any other share reserve maintained under the 2021 Share Plan. Shares allocated to, or issued from, the Bonus Share Grant Reserve shall not be commingled with, counted against, or otherwise reduce the number of Class A Common Shares available for issuance from any other share reserve under the 2021 Share Plan, and vice versa.

These Class A Common Shares are additional securities of the same class as other securities for which the original registration statement on Form S-8 (File No. 333-261177) was filed with the Securities and Exchange Commission (the “Commission”) on November 18, 2021.

Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements, as amended by the post-effective amendments, where applicable, are incorporated by reference into this Registration Statement, except that the provisions contained in Part II of such earlier registration statements are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, which previously have been filed with the Commission (by the Registrant are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026 (the “2025 Form 20-F”); and

(b)

The description of the Registrant’s Class A Common Shares contained in the Description of Securities Registered under Section  12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is contained in Exhibit 2.01 to the 2025 Form 20-F, including any subsequent amendments or reports filed for the purpose of updating such description.

In addition to the foregoing, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (with respect to any Form 6-K, only to the extent designated therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit Number	Description of Document

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.01 of Form 20-F filed with the Commission on March 2, 2023)

4.2*	VTEX 2021 Share Plan, as amended and restated on October 30, 2025.

5.1*	Opinion of Campbells LLP

23.1*	Consent of Campbells LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Auditores Independentes Ltda., an independent registered public accounting firm

24.1*	Power of Attorney (included in the signature page to this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Grand Cayman, Cayman Islands, on February 26, 2026.

VTEX

By:	/s/Ricardo Camatta Sodré
Name: Ricardo Camatta Sodré
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Geraldo do Carmo Thomaz Júnior, Mariano Gomide de Faria and Ricardo Camatta Sodré as attorneys-in-fact, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 26, 2026.

	Name	Title

By:	/s/ Geraldo do Carmo Thomaz Júnior Name: Geraldo do Carmo Thomaz Júnior	Co-Chief Executive Officer and Co-Chairman (principal executive officer)

By:	/s/ Mariano Gomide de Faria Name: Mariano Gomide de Faria	Co-Chief Executive Officer and Co-Chairman (principal executive officer)

By:	/s/ Ricardo Camatta Sodré Name: Ricardo Camatta Sodré	Chief Financial Officer (principal financial officer and principal accounting officer)

By:	/s/ Francisco Alvarez-Demalde Name: Francisco Alvarez-Demalde	Director

By:	/s/ Alejandro Raul Scannapieco Name: Alejandro Raul Scannapieco	Director

By:	/s/ Benoit Jean-Claude Marie Fouilland Name: Benoit Jean-Claude Marie Fouilland	Director

By:	/s/ Silvia Mazzucchelli Name: Silvia Mazzucchelli	Director

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the U.S. of the Registrant has signed this registration statement on February 26, 2026.

Cogency Global Inc

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.